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                                                                    EXHIBIT 23.1






The Board of Directors
Turbodyne Technologies, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 333-45865 and 333-47663) on Form S-8 of Turbodyne Technologies, Inc. of our report dated April 3, 1998, except for the last paragraph of note 11 and the last paragraph of note 12, which are as of April 30, 1998, with respect to the consolidated balance sheet of Turbodyne Technologies, Inc. and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997, which report appears in the Form 20-F of Turbodyne Technologies, Inc. dated July 14, 1998.

                                       KPMG Peat Marwick LLP

                                       /s/ KPMG Peat Marwick LLP

Los Angeles, California
July 14, 1998